EXHIBIT 21

                   WISCONSIN POWER AND LIGHT AND SUBSIDIARIES


   The material subsidiaries of WP&L as of December 31, 1995, are as follows:

                                                                % of Voting
                                                                Stock Owned
                                                                Directly or
                                               State of        Indirectly by
   Name of Subsidiary                           Incorp.             WP&L

      1.  South Beloit Water, Gas
           and Electric Company                Illinois             100%
      2.  REAC, Inc                            Wisconsin            100%
      3.  Wisconsin River Power Company        Wisconsin         33-1/3%
      4.  Wisconsin Valley Improvement
           Company                             Wisconsin             13%